SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------


                                SCHEDULE 14D-1/A
                                Amendment No. 1
               Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934
                             -----------------------


                               SECURED INCOME L.P.
                            (Name of Subject Company)

                 ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.
                     MACKENZIE PATTERSON SPECIAL FUND, L.P.;
                    MACKENZIE PATTERSON SPECIAL FUND 3, LLC;
                     MACKENZIE SPECIFIED INCOME FUND, L.P.;
                             MP VALUE FUND 5, LLC.;
                      CAL-KAN, INC.; JDF & ASSOCIATES, LLC;
                              MORAGA GOLD, LLC; AND
                                   STEVEN GOLD
                                    (Bidders)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)
                             -----------------------
                                    Copy to:
C.E. Patterson                               Paul J. Derenthal, Esq.
MacKenzie Patterson, Inc.                    Derenthal & Dannhauser
1640 School Street                           One Post Street, Suite 575
Moraga, California  94556                    San Francisco, California  94104
(925) 631-9100                               (415) 981-4844

                     (Name, Address and Telephone Number of
                    Person Authorized to Receive Notices and
                       Communications on Behalf of Bidder)

CUSIP NO.   None                    14D-1                   Page 2 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                             --

6.           Citizenship or Place of Organization

                     Florida

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     PN

CUSIP NO.   None                  14D-1                     Page 3 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             MACKENZIE PATTERSON SPECIAL FUND, L.P.

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                  (a)      __
                                                                  (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                            --

6.           Citizenship or Place of Organization

             California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     PN

CUSIP NO.   None                     14D-1                  Page 4 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             MACKENZIE PATTERSON SPECIAL FUND 3, LLC

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                 (a)      __
                                                                 (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                           --

6.           Citizenship or Place of Organization

             California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     PN

CUSIP NO.   None                    14D-1                   Page 5 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             MACKENZIE SPECIFIED INCOME FUND, L.P.

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                             --

6.           Citizenship or Place of Organization

             California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     PN

CUSIP NO.   None                       14D-1                Page 6 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             STEVEN GOLD

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                    (a)      __
                                                                    (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                             --

6.           Citizenship or Place of Organization

                     California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person     0


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)               0%


10.          Type of Reporting Person (See Instructions)

                     IN

CUSIP NO.   None                     14D-1                  Page 7 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             MP VALUE FUND 5, LLC.


2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                   (a)      __
                                                                   (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                            --

6.           Citizenship or Place of Organization

                     California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     OO

CUSIP NO.   None                    14D-1                   Page 8 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             CAL-KAN, INC.

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                   (a)      __
                                                                   (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                            --

6.           Citizenship or Place of Organization

             Kansas

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                            --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

                     CO

CUSIP NO.   None                     14D-1                  Page 9 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             JDF & ASSOCIATES, LLC

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                   (a)      __
                                                                   (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                            --

6.           Citizenship or Place of Organization

             Texas

7.           Aggregate Amount Beneficially Owned by Each Reporting Person     0


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)               0%


10.          Type of Reporting Person (See Instructions)

             OO

CUSIP NO.   None                       14D-1               Page 10 of ___ Pages
          --------


1.           Name of Reporting Person
             S.S. or I.R.S. Identification Nos. of Above Person

             MORAGA GOLD, LLC

2.           Check the Appropriate Box if a Member of a Group
             (See Instructions)

                                                                   (a)      __
                                                                   (b)      x

3.           SEC Use Only

4.           Sources of Funds (See Instructions)

                     WC

5. Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(e) or 2(f)
                                                                            --

6.           Citizenship or Place of Organization

             California

7.           Aggregate Amount Beneficially Owned by Each Reporting Person   750


8.           Check if the Aggregate in Row (7) Excludes Certain Shares
             (See Instructions)

                                                                             --

9.           Percent of Class Represented by Amount in Row (7)             0.1%


10.          Type of Reporting Person (See Instructions)

             OO

     This Amendment No. 2 to Schedule 14D-1 amended the Schedule 14D-1 filed June 29, 1998 (the "Schedule") by the above-named Bidders.

     This Amendment No. 1 is the final amendment to the Schedule filed to report the termination of the Offer and its results. The Offer terminated on July 31, 1998. The Offer resulted in the tender and acceptance for payment of a total of 1,000 Units. Because certain of the Purchasers subsequently determined to make a new offer for the Units at a price of $6.75 per Unit, the Purchasers unilaterally determined, after termination of the offer, to pay sellers hereunder a price equal to $6.75 per Unit.

                                   SIGNATURES


             After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:       August 14, 1998

ACCELERATED HIGH YIELD PENSION INVESTORS, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ C. E. Patterson
                     C.E. Patterson,  President

MP VALUE FUND 5, LLC.

By MacKenzie Patterson, Manager

             By:     /s/ C, E, Patterson
                     C.E. Patterson,  President

MACKENZIE SPECIFIED INCOME FUND, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ C. E. Patterson
                     C.E. Patterson,  President


MACKENZIE PATTERSON SPECIAL FUND, L.P.

By MacKenzie Patterson, Inc., General Partner

             By:     /s/ C. E. Patterson
                     C.E. Patterson,  President


MACKENZIE PATTERSON SPECIAL FUND 3, LLC

By MacKenzie Patterson, Inc., Manager

             By:     /s/ C. E. Patterson
                     C.E. Patterson,  President

CAL-KAN, INC.

By:          /s/ C. E. Patterson
             C.E. Patterson,  President

MORAGA GOLD, LLC

By  Moraga Partners, Inc., Member

             By: /s/ C. E. Patterson
                 C. E. Patterson, President

By The David B. Gold Trust, Member

             By: /s/ Steven Gold
                 Steven Gold

JDF & ASSOCIATES, LLC

By: /s/ J. David Frantz
       J. David Frantz, Manager


/s/ Steven Gold
Steven Gold





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